Exhibit 3.1

Articles of Incorporation of LOGPROSTYLE INC.

Chapter 1: General Provisions

(Company Name) Article 1 The company shall be known as LogProstyle Inc. (株式会社LogProstyle) in Japanese, and LOGPROSTYLE INC. in English.

(Purpose) Article 2 The purpose of the company shall be to engage in the following business activities:

1.	Sale, purchase, exchange, lease, subdivision, management and brokerage of real estate

2.	Design, construction, and consulting for housing construction, renovation, and exterior work

3.	Real estate consulting

4.	Design, sales, manufacture of residential equipment and interior products

5.	Design, construction, management and maintenance of electrical, air conditioning, and plumbing equipment

6.	Inspection, maintenance and management of elevators

7.	Purchase and sale of construction materials

8.	Import and sale of exterior products

9.	Planning and production of advertisements and promotional materials

10.	Advertising agency business

11.	Personnel placement services (both specific worker dispatch and general worker dispatch)

12.	Development, production and sale of internet systems and content (including homepage creation)

13.	Software development, planning and sales

14.	Restaurant management and consulting, and food product sales

15.	Planning and management of restaurant franchise businesses

16.	Life insurance agency business and non-life insurance agency business

17.	Hotel development and management

18.	Energy development and operations

19.	Investment in businesses related to all preceding items

20.	All other businesses related to the preceding items

(Location of Head Office) Article 3 The company’s head office shall be located in Minato-ku, Tokyo.

(Corporate Organizations) Article 4 The company shall have the following organizations in addition to the shareholders meeting and directors:

1.	Board of Directors

2.	Audit & Supervisory Board Members

3.	Audit & Supervisory Board

(Method of Public Notices) Article 5 The company’s public notices shall be made by electronic means. However, in cases where electronic public notice is not possible due to accidents or other unavoidable circumstances, notices shall be made in the official gazette.

Chapter 2: Shares

(Total Number of Authorized Shares) Article 6 The total number of shares authorized to be issued by the company shall be 81,498,000 shares.

(Share Transfer Restrictions) Article 7 The transfer of the company’s shares shall require the approval of the Board of Directors.

(Number of Shares per Unit) Article 8 The number of shares constituting one unit of the company’s shares shall be one share.

(Rights for Shares Less Than One Unit) Article 9 Shareholders holding shares less than one unit shall not be able to exercise rights other than those listed below:

1.	Rights provided in Article 189, Paragraph 2 of the Companies Act

2.	Rights to make claims pursuant to Article 166, Paragraph 1 of the Companies Act

3.	Rights to receive allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held by shareholders

(Share Registry Administrator) Article 10

1.	The company shall appoint a share registry administrator.

2.	The share registry administrator and its place of business shall be determined by resolution of the Board of Directors.

3.	The preparation and maintenance of the company’s shareholder registry and stock acquisition rights registry, and other administrative matters relating to the shareholder registry and stock acquisition rights registry shall be handled by the share registry administrator and not by the company.

(Share Handling Regulations) Article 11 The handling and fees concerning the company’s shares shall be governed by laws and regulations, these Articles of Incorporation, and the share handling regulations established by the Board of Directors.

Chapter 3: Shareholders Meetings

(Convocation)Article 12 The company’s ordinary general meeting of shareholders shall be convened in June of each year, and extraordinary general meetings of shareholders shall be convened when necessary.

(Record Date for Ordinary General Meeting) Article 13 The record date for voting rights at the company’s ordinary general meeting of shareholders shall be March 31 of each year.

(Convener and Chairperson) Article 14

1.	Shareholders meetings shall be convened by the Representative Director and President, who shall serve as chairperson.

2.	If the Representative Director and President is unable to act, another director shall convene and chair the meeting in accordance with an order previously determined by the Board of Directors.

(Method of Resolution) Article 15

1.	Unless otherwise provided by laws or these Articles of Incorporation, resolutions of shareholders meetings shall be adopted by a majority of the voting rights of shareholders present who are entitled to exercise voting rights.

2.	Resolutions under Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds or more of the voting rights of shareholders present who hold one-third or more of the voting rights of shareholders entitled to exercise voting rights.

(Exercise of Voting Rights by Proxy) Article 16

1.	A shareholder may exercise their voting rights by appointing another shareholder with voting rights as their proxy.

2.	The shareholder or proxy must submit to the company a document evidencing the authority of representation for each shareholders meeting.

(Minutes) Article 17 The substance of the proceedings at shareholders meetings and the results thereof, as well as other matters prescribed by laws and regulations, shall be recorded in the minutes.

(Internet Disclosure and Deemed Provision of Reference Documents) Article 18 The company may provide information regarding matters to be stated or indicated in reference documents for shareholders meetings, business reports, financial statements, and consolidated financial statements by means of disclosure through the internet in accordance with laws and regulations, and such disclosure shall be deemed to constitute provision of such information to shareholders.

Chapter 4: Directors and Board of Directors

(Number of Directors) Article 19 The number of directors of the company shall be 15 or fewer.

(Election Method) Article 20

1.	Directors shall be elected at shareholders meetings.

2.	Resolutions for the election of directors shall be adopted by a majority vote of shareholders present who hold one-third or more of the voting rights of shareholders entitled to exercise voting rights.

3.	The election of directors shall not be by cumulative voting.

(Term of Office) Article 21

1.	The term of office of directors shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within two years after their election.

2.	The term of office of directors elected to increase the number of directors or to fill vacancies shall expire when the term of office of incumbent directors expires.

(Representative Directors and Executive Directors) Article 22

1.	The Board of Directors shall appoint representative directors by resolution.

2.	The Board of Directors may, by resolution, appoint one President and Director, one Chairman and Director, several Vice Presidents, Senior Managing Directors, and Managing Directors.

(Convocation of Board of Directors Meetings and Chairperson) Article 23

1.	Unless otherwise provided by law, meetings of the Board of Directors shall be convened and chaired by the President and Director.

2.	If the President and Director is unable to act, another director shall convene and chair the meeting in accordance with an order previously determined by the Board of Directors.

(Notice of Board of Directors Meetings) Article 24

1.	Notice of a meeting of the Board of Directors shall be given to each director and Audit & Supervisory Board Member at least three days prior to the date of the meeting. However, this period may be shortened in case of urgency.

2.	A meeting of the Board of Directors may be held without following the convocation procedures when all directors and Audit & Supervisory Board Members agree.

(Methods of Resolution of the Board of Directors) Article 25

1.	Resolutions of the Board of Directors shall be adopted by a majority vote of the directors present who constitute a majority of directors entitled to vote.

2.	With respect to matters that are the purpose of the resolution of the Board of Directors, when the requirements of Article 370 of the Companies Act are satisfied, it shall be deemed that a resolution of the Board of Directors has been made.

(Minutes of Board of Directors Meetings) Article 26 The substance of proceedings, results thereof, and other matters prescribed by laws and regulations at meetings of the Board of Directors shall be recorded in the minutes, and the directors and Audit & Supervisory Board Members present shall affix their names and seals or electronic signatures thereto.

(Board of Directors Regulations) Article 27 Matters concerning the Board of Directors shall be governed by laws and regulations, these Articles of Incorporation, and the Board of Directors Regulations established by the Board of Directors.

(Remuneration, etc.) Article 28 Remuneration, bonuses, and other financial benefits received from the company as compensation for execution of duties (hereinafter referred to as “Remuneration, etc.”) for directors shall be determined by resolution of a shareholders meeting.

(Liability Limitation Agreement for Directors) Article 29

1.	Pursuant to Article 423, Paragraph 1 of the Companies Act, the company may, by resolution of the Board of Directors, exempt directors (including former directors) from liability to the extent permitted by laws and regulations.

2.	The company may enter into agreements with directors (excluding executive directors) to limit their liability under Article 423, Paragraph 1 of the Companies Act, provided that the limit of liability under such agreements shall be the amount prescribed by law.

Chapter 5: Audit & Supervisory Board Members and Audit & Supervisory Board

(Number of Members) Article 30 The company shall have no more than 3 Audit & Supervisory Board Members.

(Election Method) Article 31

1.	Audit & Supervisory Board Members shall be elected at shareholders meetings.

2.	Resolutions for the election of Audit & Supervisory Board Members shall be adopted by a majority vote of shareholders present who hold one-third or more of the voting rights of shareholders entitled to exercise voting rights.

(Term of Office) Article 32

1.	The term of office of Audit & Supervisory Board Members shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within 4 years after their election.

2.	The term of office of an Audit & Supervisory Board Member elected to fill a vacancy shall expire when the term of office of the predecessor would have expired.

(Effect of Resolution for Pre-emptive Election of Substitute Audit & Supervisory Board Members) Article 33 The effectiveness of the resolution for pre-emptive election of substitute Audit & Supervisory Board Members shall expire at the beginning of the ordinary general meeting of shareholders relating to the last business year ending within 4 years after such resolution.

(Full-time Audit & Supervisory Board Members) Article 34 The Audit & Supervisory Board shall appoint full-time Audit & Supervisory Board Members by resolution.

(Notice of Audit & Supervisory Board Meetings) Article 35

1.	Notice of an Audit & Supervisory Board meeting shall be given to each Audit & Supervisory Board Member at least 3 days prior to the date of the meeting. However, this period may be shortened in case of urgency.

2.	An Audit & Supervisory Board meeting may be held without following the convocation procedures when all Audit & Supervisory Board Members agree.

(Method of Resolution of the Audit & Supervisory Board) Article 36 Unless otherwise provided by law, resolutions of the Audit & Supervisory Board shall be adopted by a majority of Audit & Supervisory Board Members.

(Minutes of Audit & Supervisory Board Meetings) Article 37 The substance of proceedings, results thereof, and other matters prescribed by laws and regulations at meetings of the Audit & Supervisory Board shall be recorded in the minutes, and the Audit & Supervisory Board Members present shall affix their names and seals or electronic signatures thereto.

(Audit & Supervisory Board Regulations) Article 38 Matters concerning the Audit & Supervisory Board shall be governed by laws and regulations, these Articles of Incorporation, and the Audit & Supervisory Board Regulations.

(Remuneration, etc.) Article 39 Remuneration for Audit & Supervisory Board Members shall be determined by resolution of a shareholders meeting.

(Liability Limitation Agreements)

Article 40

1.	Pursuant to Article 423, Paragraph 1 of the Companies Act, the company may, by resolution of the Board of Directors, exempt Audit & Supervisory Board Members (including former Audit & Supervisory Board Members) from liability to the extent permitted by laws and regulations.

2.	The company may enter into agreements with Audit & Supervisory Board Members to limit their liability under Article 423, Paragraph 1 of the Companies Act, provided that the limit of liability under such agreements shall be the amount prescribed by law.

Chapter 6: Nomination and Compensation Committee

(Establishment of Nomination and Compensation Committee) Article 41 The company shall establish a Nomination and Compensation Committee as an advisory body to the Board of Directors.

(Election of Committee Members) Article 42 Members of the Nomination and Compensation Committee shall be elected by resolution of the Board of Directors after the conclusion of the ordinary general meeting of shareholders.

(Matters for Consultation with the Nomination and Compensation Committee) Article 43 The Nomination and Compensation Committee shall deliberate on the following matters upon consultation from the Board of Directors and report to the Board of Directors:

1.	Matters concerning the election and dismissal of directors to be submitted to the shareholders meeting

2.	Matters concerning the remuneration of directors to be submitted to the shareholders meeting

3.	Matters concerning the succession plan for directors

4.	Other matters concerning the election, dismissal, and remuneration of directors as requested for consultation by the Board of Directors

(Nomination and Compensation Committee Regulations) Article 44 Matters concerning the Nomination and Compensation Committee shall be governed by laws and regulations, these Articles of Incorporation, and the Nomination and Compensation Committee Regulations established by the Board of Directors.

Chapter 7: Accounts

(Business Year) Article 45 The business year of the company shall be from April 1 to March 31 of the following year.

(Record Date for Dividends) Article 46

1.	The record date for year-end dividends of the company shall be March 31 of each year.

2.	Notwithstanding the preceding paragraph, the company may distribute dividends by setting a different record date.

(Interim Dividends) Article 47 The company may, by resolution of the Board of Directors, distribute interim dividends with September 30 of each year as the record date.

(Expiration Period for Dividends) Article 48 In cases where dividend assets remain unclaimed for three years from the date payment commenced, the company shall be relieved of the obligation to make such payment.